Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $39.6 Million, or $1.15 Per Diluted Share, for Second Quarter 2023;
Declares Quarterly Cash Dividend of $0.48 Per Share

Walla Walla, WA - July 19, 2023 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $39.6 million, or $1.15 per diluted share, for the second quarter of 2023, a 29% decrease compared to $55.6 million, or $1.61 per diluted share, for the preceding quarter and a 17% decrease compared to $48.0 million, or $1.39 per diluted share, for the second quarter of 2022. Net interest income was $142.5 million in the second quarter of 2023, compared to $153.3 million in the preceding quarter and $129.0 million in the second quarter a year ago. The decrease in net interest income compared to the preceding quarter reflects an increase in funding costs, while the increase from the prior year quarter reflects an increase in yields on earning assets. Banner’s second quarter 2023 results include $6.8 million in provision for credit losses, compared to $524,000 recapture of provision for credit losses in the preceding quarter and $4.5 million in provision for credit losses in the second quarter of 2022. In addition, the second quarter of 2022 included a $7.8 million gain related to the sale of four branches. For the six months ended June 30, 2023, net income increased 4% to $95.1 million, or $2.76 per diluted share, compared to net income of $91.9 million, or $2.66 per diluted share for the prior year. Banner’s results for the first six months of 2023 include $6.2 million in provision for credit losses, compared to $2.4 million in recapture of provision for credit losses in 2022.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.48 per share. The dividend will be payable August 11, 2023, to common shareholders of record on August 1, 2023.
“Our business model, which emphasizes moderate risk and strong relationship banking, continues to serve us well in these uncertain economic times,” said Mark Grescovich, President and CEO. “Our performance for the second quarter of 2023 benefited from loan growth and higher yields on interest-earning assets. However, the higher interest rate environment and its effect on funding costs impacted our net interest margin during the quarter. Our continued focus on growing client relationships is serving us well, with core deposits representing 90% of total deposits at quarter end. Banner’s overarching goals continue to be to do the right thing for our clients, communities, colleagues, our company and shareholders; and to provide a consistent and reliable source of commerce and capital through all economic cycles and change events,” concluded Grescovich.
At June 30, 2023, Banner Corporation had $15.58 billion in assets, $10.33 billion in net loans and $13.10 billion in deposits. Banner operates 137 full service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - Second Quarter 2023 Results
July 19, 2023

Second Quarter 2023 Highlights
•Revenues decreased 7% to $150.9 million, compared to $162.6 million in the preceding quarter, and decreased 3% compared to $156.2 million in the second quarter a year ago.
•Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $158.6 million in the second quarter of 2023, compared to $170.4 million in the preceding quarter and $148.3 million in the second quarter a year ago.
•Net interest income decreased 7% to $142.5 million in the second quarter of 2023, compared to $153.3 million in the preceding quarter and increased 10% compared to $129.0 million in the second quarter a year ago.
•Net interest margin, on a tax equivalent basis, was 4.00%, compared to 4.30% in the preceding quarter and 3.44% in the second quarter a year ago.
•Mortgage banking revenues decreased 37% to $1.7 million, compared to $2.7 million in the preceding quarter, and decreased 58% compared to $4.0 million in the second quarter a year ago.
•Return on average assets was 1.02%, compared to 1.44% in the preceding quarter and 1.16% in the second quarter a year ago.
•Net loans receivable increased 3% to $10.33 billion at June 30, 2023, compared to $10.02 billion at March 31, 2023, and increased 11% compared to $9.33 billion at June 30, 2022.
•Non-performing assets increased to $28.7 million, or 0.18% of total assets, at June 30, 2023, compared to $27.1 million, or 0.17% of total assets at March 31, 2023, and $19.1 million, or 0.12% of total assets, at June 30, 2022.
•The allowance for credit losses - loans was $144.7 million, or 1.38% of total loans receivable, as of June 30, 2023, compared to $141.5 million, or 1.39% of total loans receivable as of March 31, 2023 and $128.7 million, or 1.36% of total loans receivable as of June 30, 2022.
•Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) decreased to $11.74 billion at June 30, 2023, compared to $12.20 billion at March 31, 2023, and to $13.46 billion a year ago. Core deposits represented 90% of total deposits at June 30, 2023.
•Banner Bank’s uninsured deposits were 31% of total deposits at June 30, 2023, compared to 33% at March 31, 2023.
•Banner Bank’s uninsured deposits excluding collateralized public deposits and affiliate deposits were 28% of total deposits at June 30, 2023, compared to 31% at March 31, 2023.
•Available borrowing capacity was $4.02 billion at June 30, 2023, compared to $4.25 billion at March 31, 2023.
•On balance sheet liquidity was $3.07 billion at June 30, 2023, compared to $3.40 billion at March 31, 2023.
•Dividends paid to shareholders were $0.48 per share in the quarter ended June 30, 2023.
•Common shareholders’ equity per share increased 1% to $44.91 at June 30, 2023, compared to $44.64 at the preceding quarter end, and increased 3% from $43.46 a year ago.
•Tangible common shareholders’ equity per share* increased 1% to $33.83 at June 30, 2023, compared to $33.52 at the preceding quarter end, and increased 5% from $32.20 a year ago.

*Non-GAAP (Generally Accepted Accounting Principles) measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $142.5 million in the second quarter of 2023, compared to $153.3 million in the preceding quarter and $129.0 million in the second quarter a year ago. Net interest margin on a tax equivalent basis was 4.00% for the second quarter of 2023, a 30 basis-point decrease compared to 4.30% in the preceding quarter and a 56 basis-point increase compared to 3.44% in the second quarter a year ago. Net interest margin for the current quarter was impacted by an increase in funding costs due to an increase in the mix of higher cost CDs and the lag effect of prior market rate increases on current period deposit costs, partially offset by increased yields on loans due to the rising interest rates during the quarter.
Average yields on interest-earning assets increased 12 basis points to 4.80% for the second quarter of 2023, compared to 4.68% for the preceding quarter and increased 126 basis points compared to 3.54% in the second quarter a year ago. Since March 2022, in response to inflation, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System has increased the target range for the federal funds rate by 500 basis points, including 25 basis points during the second quarter of 2023, to a range of 5.00% to 5.25%. The increase in average yields on interest-earning assets during the current quarter reflects the benefit of variable rate interest-earning assets repricing higher, as well as new loans being originated at higher interest rates. Average loan yields increased 13 basis points to 5.51% compared to 5.38% in the preceding quarter and increased 97 basis points compared to 4.54% in the second quarter a year ago. The increase in average loan yields during the current quarter compared to the preceding and prior year quarters was primarily the result of rising interest rates. Total deposit costs were 0.64% in the second quarter of 2023, which was a 36 basis-point increase compared to the preceding quarter and a 58 basis-point increase compared to the second quarter a year ago. The increase in the costs of deposits was due to elevated competition for deposits, an increase in the mix of higher cost CDs and the lag effect of prior market rate increases on current period deposit costs. The average rate paid on FHLB advances was 5.29% in the second quarter of 2023, which was a 45 basis-point increase compared to 4.84% in the preceding quarter. There were no FHLB advances during second quarter a year ago. The average rate paid on other borrowings in the second quarter of 2023 was 1.64%, which was a 97 basis-point increase compared to 0.67% in the preceding quarter and a 151 basis-point increase compared to 0.13% in the second quarter a year ago. The total cost of funding liabilities was 0.86% during the second quarter of 2023, a 46 basis-point increase compared to 0.40% in the preceding quarter and a 75 basis-point increase compared to 0.11% in the second quarter a year ago.

BANR - Second Quarter 2023 Results
July 19, 2023

A $6.8 million provision for credit losses was recorded in the current quarter (comprised of a $3.6 million provision for credit losses - loans, a $1.2 million provision for credit losses - unfunded loan commitments, a $2.0 million provision for credit losses - available for sale securities and a $16,000 recapture of provision for credit losses - held-to-maturity debt securities). This compares to a $524,000 recapture of provision for credit losses in the prior quarter (comprised of a $774,000 provision for credit losses - loans, a $1.3 million recapture of provision for credit losses - unfunded loan commitments and a $20,000 recapture of provision for credit losses - held-to-maturity debt securities) and a $4.5 million provision for credit losses in the second quarter a year ago (comprised of a $3.1 million provision for credit losses - loans, a $1.4 million provision for credit losses - unfunded loan commitments and a $4,000 provision for credit losses - held-to-maturity debt securities). The provision for credit losses for the current quarter primarily reflects increased loan balances and unfunded loan commitments, a deterioration in forecasted economic conditions and rating downgrades on bank subordinated debt investments. The recapture of provision for credit losses for the preceding quarter primarily reflected a decrease in unfunded construction loan commitments, which was partially offset by higher net loan charge-offs during the preceding quarter.
Total non-interest income was $8.4 million in the second quarter of 2023, compared to $9.3 million in the preceding quarter and $27.2 million in the second quarter a year ago. The decrease in non-interest income during the current quarter compared to the prior quarter was primarily due to a $1.0 million decrease in mortgage banking revenues. The decrease in non-interest income during the current quarter compared to the prior year quarter was primarily due to a $2.3 million decrease in mortgage banking revenues, a $4.5 million net loss recognized on the sale of securities during the current quarter, a $3.2 million net loss for fair value adjustments on financial instruments carried at fair value in the current quarter, and a $7.8 million gain recognized on the sale of four branches in the second quarter of 2022. Total non-interest income was $17.7 million for the six months ended June 30, 2023, compared to $46.6 million for the same period a year earlier.
Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, were $1.7 million in the second quarter of 2023, compared to $2.7 million in the preceding quarter and $4.0 million in the second quarter a year ago. The decrease from the preceding quarter primarily reflects a downward lower of cost or market adjustment on multifamily held for sale loans. The decrease from the second quarter of 2022 primarily reflects a reduction in the volume and a decrease in the gain on sale margin for one- to four-family loans sold. The reduction in the volume of one- to four-family loans sold compared to the prior year quarter primarily reflects reduced refinancing activity, as well as decreased purchase activity as interest rates increased. Home purchase activity accounted for 93% of one- to four-family mortgage loan originations in the second quarter of 2023, compared to 88% in the preceding quarter and 82% in the second quarter of 2022. Mortgage banking revenue included a $757,000 lower of cost or market downward adjustment on multifamily held for sale loans for the current quarter due to increases in market interest rates during the second quarter. There were no multifamily loans sold during the second quarter of 2023. This compares to a $295,000 lower of cost or market upward adjustment recorded during the preceding quarter due to decreases in market interest rates during the first quarter as well as $87,000 of gain recognized on the sale of multifamily loans. During the second quarter of 2022, a $458,000 lower of cost or market downward adjustment was recorded due to increases in market rates. There were no multifamily loans sold during the second quarter of 2022.
Second quarter 2023 non-interest income also included a $3.2 million net loss for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading and limited partnership investments, and a $4.5 million net loss on the sale of securities. In the preceding quarter, results included a $552,000 net loss for fair value adjustments and a $7.3 million net loss on the sale of securities. In the second quarter a year ago, results included a $69,000 net gain for fair value adjustments and a $32,000 net gain on the sale of securities.
Total revenue decreased 7% to $150.9 million for the second quarter of 2023, compared to $162.6 million in the preceding quarter, and 3% compared to $156.2 million in the second quarter of 2022. Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $158.6 million in the second quarter of 2023, compared to $170.4 million in the preceding quarter and $148.3 million in the second quarter a year ago. In the first six months of the year, adjusted revenue* was $329.0 million, compared to $285.9 million in the first six months of 2022.
Total non-interest expense was $95.4 million in the second quarter of 2023, compared to $94.6 million in the preceding quarter and $92.1 million in the second quarter of 2022. The increase in non-interest expense for the current quarter compared to the prior quarter primarily reflects a $583,000 increase in salary and employee benefits expense and a $949,000 increase in deposit insurance expense, partially offset by a $1.0 million increase in capitalized loan origination costs, primarily due to increased loan production. The increase in non-interest expense for the current quarter compared to the same quarter a year ago primarily reflects an increase in salary and employee benefits expense, a decrease in capitalized loan origination costs, an increase in information and computer data services expense and an increase in deposit insurance expense, partially offset by decreases in occupancy and equipment expenses and payment and card processing services expense. Year-to-date, total non-interest expense was $190.0 million, compared to $183.2 million in the same period a year earlier. Banner’s efficiency ratio was 63.21% for the second quarter, compared to 58.20% in the preceding quarter and 58.94% in the same quarter a year ago. Banner’s adjusted efficiency ratio* was 58.58% for the second quarter, compared to 54.23% in the preceding quarter and 59.46% in the year ago quarter.
Federal and state income tax expense totaled $9.2 million for the second quarter of 2023 resulting in an effective tax rate of 18.8%, reflecting the benefits from tax exempt income. Banner’s statutory income tax rate for the quarter ended June 30, 2023, was 23.5%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.

*Non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - Second Quarter 2023 Results
July 19, 2023

Balance Sheet Review
Total assets increased to $15.58 billion at June 30, 2023, compared to $15.53 billion at March 31, 2023, and decreased 5% from $16.39 billion at June 30, 2022. The total of securities and interest-bearing deposits held at other banks totaled $3.64 billion at June 30, 2023, compared to $3.99 billion at March 31, 2023 and $5.45 billion at June 30, 2022. The decrease compared to the prior quarter was primarily due to the sale of $127.4 million of securities as well as $150.0 million of reverse repurchase agreements maturing during the current quarter. The decrease compared to the prior year quarter was primarily due to an additional $150.0 million of reverse repurchase agreements maturing during the first quarter of 2023, the sale of securities and a decrease in interest-bearing deposits held at other banks. The average effective duration of the securities portfolio was approximately 6.8 years at June 30, 2023, compared to 6.5 years at June 30, 2022.
Total loans receivable increased to $10.47 billion at June 30, 2023, compared to $10.16 billion at March 31, 2023, and $9.46 billion at June 30, 2022. Commercial real estate loans increased $60.2 million to $3.63 billion at June 30, 2023, compared to $3.57 billion at March 31, 2023. One- to four-family residential loans increased 7% to $1.34 billion at June 30, 2023, compared to $1.25 billion at March 31, 2023, and increased 54% compared to $868.2 million a year ago. The increase in one- to four-family residential loans was primarily the result of one- to four-family construction loans converting to one- to four-family portfolio loans upon the completion of the construction phase and new production. Commercial business loans increased 3% to $2.30 billion at June 30, 2023, compared to $2.23 billion at March 31, 2023, and increased 11% compared to $2.07 billion a year ago, primarily due to new loan production. Multifamily real estate loans increased to $699.8 million at June 30, 2023, compared to $696.9 million at March 31, 2023, and increased 22% compared to $575.2 million a year ago. The increase in multifamily loans compared to a year ago was primarily due to growth in affordable housing loan balances as well as the transfer of $54.0 million of multifamily held for sale loans to the held for investment loan portfolio during the fourth quarter of 2022.
Loans held for sale were $60.6 million at June 30, 2023, compared to $49.0 million at March 31, 2023, and $69.2 million at June 30, 2022. One- to four- family residential mortgage loans sold totaled $62.6 million in the current quarter, compared to $40.5 million in the preceding quarter and $88.6 million in the second quarter a year ago, while there were no multifamily loans sold during the second quarter of 2023, compared to $7.6 million sold in the preceding quarter and none sold in the second quarter a year ago.
Total deposits decreased to $13.10 billion at June 30, 2023, compared to $13.15 billion at March 31, 2023, and $14.21 billion a year ago. The decline in deposits was primarily due to interest rate sensitive clients moving a portion of their non-operating deposit balances to higher yielding investments as well as seasonal outflows for tax payments. Non-interest-bearing account balances decreased 7% to $5.37 billion at June 30, 2023, compared to $5.76 billion at March 31, 2023, and 16% compared to $6.39 billion a year ago. Core deposits were 90% of total deposits at June 30, 2023, 93% of total deposits at March 31, 2023 and 95% of total deposits at June 30, 2022. Certificates of deposit increased 43% to $1.36 billion at June 30, 2023, compared to $949.9 million at March 31, 2023, and increased 79% compared to $756.3 million a year earlier. The increase in certificates of deposits during the current quarter was principally due to a $203.6 million increase in brokered deposits and clients seeking higher yields moving funds from core deposit accounts to higher yielding certificates of deposits.
Banner Bank’s uninsured deposits were $4.06 billion or 31% of total deposits at June 30, 2023, compared to $4.42 billion or 33% of total deposits at March 31, 2023. The uninsured deposit calculation includes $309.7 million and $277.7 million of collateralized public deposits at June 30, 2023 and March 31, 2023, respectively. Uninsured deposits also include cash held by the holding company of $95.0 million and $88.0 million at June 30, 2023 and March 31, 2023, respectively. Banner Bank’s uninsured deposits, excluding collateralized public deposits and cash held at the holding company, were 28% of deposits at June 30, 2023, compared to 31% of total deposits at March 31, 2023.
Banner had $270.0 million of FHLB borrowings at June 30, 2023, compared to $170.0 million at March 31, 2023 and none a year ago. At June 30, 2023, Banner’s off-balance sheet liquidity included additional borrowing capacity of $2.64 billion at the FHLB and $1.26 billion at the Federal Reserve as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
Subordinated notes, net of issuance costs, were $92.6 million at June 30, 2023 compared to $99.0 million at March 31, 2023 and $98.8 million a year ago. The decrease in subordinated notes was due to Banner Bank’s purchase of $6.5 million of Banner’s subordinated debt during the second quarter of 2023.
At June 30, 2023, total common shareholders’ equity was $1.54 billion, or 9.90% of assets, compared to $1.53 billion or 9.86% of assets at March 31, 2023, and $1.49 billion or 9.07% of assets a year ago. The increase in total common shareholders’ equity at June 30, 2023 compared to March 31, 2023 was primarily due to a $22.9 million increase in retained earnings as a result of $39.6 million in net income during the second quarter of 2023, partially offset by a $13.8 million increase in accumulated other comprehensive loss, primarily due to a decrease in the fair value of the security portfolio as a result of an increase in interest rates during the second quarter of 2023, and the accrual of $16.7 million of cash dividends during the quarter. The increase in total common shareholders’ equity from June 30, 2022 reflects a $134.8 million increase in retained earnings, partially offset by an $83.5 million increase in accumulated other comprehensive loss, primarily due to a decrease in the fair value of the security portfolio as a result of an increase in interest rates during 2022, and the payment of cash dividends. At June 30, 2023, tangible common shareholders’ equity*, which excludes goodwill and other intangible assets, net, was $1.16 billion, or 7.64% of tangible assets*, compared to $1.15 billion, or 7.59% of tangible assets, at March 31, 2023, and $1.10 billion, or 6.88% of tangible assets, a year ago.
Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At June 30, 2023, Banner’s estimated common equity Tier 1 capital ratio was 11.59%, its estimated Tier 1 leverage capital to average assets ratio was 10.22%, and its estimated total capital to risk-weighted assets ratio was 14.14%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
*Non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - Second Quarter 2023 Results
July 19, 2023

Credit Quality
The allowance for credit losses - loans was $144.7 million, or 1.38% of total loans receivable and 513% of non-performing loans, at June 30, 2023, compared to $141.5 million, or 1.39% of total loans receivable and 528% of non-performing loans, at March 31, 2023, and $128.7 million, or 1.36% of total loans receivable and 688% of non-performing loans, at June 30, 2022. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $14.7 million at June 30, 2023, compared to $13.4 million at March 31, 2023, and $14.2 million at June 30, 2022. Net loan charge-offs totaled $336,000 in the second quarter of 2023, compared to net loan charge-offs of $782,000 in the preceding quarter and net loan recoveries of $87,000 in the second quarter a year ago. Non-performing loans were $28.2 million at June 30, 2023, compared to $26.8 million at March 31, 2023, and $18.7 million a year ago.
Substandard loans were $145.0 million at June 30, 2023, compared to $148.0 million at March 31, 2023, and $154.5 million a year ago. The decreases from the prior quarter and a year ago primarily reflect risk rating upgrades as well as the payoff of substandard loans.
Total non-performing assets were $28.7 million, or 0.18% of total assets, at June 30, 2023, compared to $27.1 million, or 0.17% of total assets, at March 31, 2023, and $19.1 million, or 0.12% of total assets, a year ago.
Conference Call
Banner will host a conference call on Thursday July 20, 2023, at 8:00 a.m. PDT, to discuss its second quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 066243 to participate in the call. A replay will be available for one week at (866) 813-9403 using access code 362835 or at www.bannerbank.com.
About the Company
Banner Corporation is a $15.58 billion bank holding company operating one commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
Factors that could cause Banner’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: (1) potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions; (2) higher inflation and the impact of current and future monetary policies of the Federal Reserve in response thereto; (3) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (4) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (5) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (6) competitive pressures among depository institutions; (7) the effect of inflation on interest rate movements and their impact on client behavior and net interest margin; (8) the transition away from the London Interbank Offered Rate (LIBOR) toward new interest rate benchmarks; (9) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (10) fluctuations in real estate values; (11) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (12) the ability to access cost-effective funding; (13) disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; (14) changes in financial markets; (15) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (16) the costs, effects and outcomes of litigation; (17) legislation or regulatory changes, including but not limited to changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (18) changes in accounting principles, policies or guidelines; (19) future acquisitions by Banner of other depository institutions or lines of business; (20) future goodwill impairment due to changes in Banner’s business or changes in market conditions; (21) the costs associated with Banner Forward; (22) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (23) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - Second Quarter 2023 Results
July 19, 2023

RESULTS OF OPERATIONS	Quarters Ended			Six Months Ended
(in thousands except shares and per share data)	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
INTEREST INCOME:
Loans receivable	$140,848	$133,257	$104,506	$274,105	$204,856
Mortgage-backed securities	18,285	18,978	16,819	37,263	30,928
Securities and cash equivalents	12,676	14,726	11,676	27,402	20,108
Total interest income	171,809	166,961	133,001	338,770	255,892
INTEREST EXPENSE:
Deposits	20,539	9,244	2,008	29,783	4,094
Federal Home Loan Bank (FHLB) advances	5,157	1,264	—	6,421	291
Other borrowings	771	381	80	1,152	164
Subordinated debt	2,824	2,760	1,902	5,584	3,678
Total interest expense	29,291	13,649	3,990	42,940	8,227
Net interest income	142,518	153,312	129,011	295,830	247,665
PROVISION (RECAPTURE) FOR CREDIT LOSSES	6,764	(524)	4,534	6,240	(2,427)
Net interest income after provision (recapture) for credit losses	135,754	153,836	124,477	289,590	250,092
NON-INTEREST INCOME:
Deposit fees and other service charges	10,600	10,562	11,000	21,162	22,189
Mortgage banking operations	1,686	2,691	3,978	4,377	8,418
Bank-owned life insurance	2,386	2,188	2,239	4,574	3,870
Miscellaneous	1,428	1,640	2,051	3,068	3,734
	16,100	17,081	19,268	33,181	38,211
Net (loss) gain on sale of securities	(4,527)	(7,252)	32	(11,779)	467
Net change in valuation of financial instruments carried at fair value	(3,151)	(552)	69	(3,703)	118
Gain on sale of branches, including related deposits	—	—	7,804	—	7,804
Total non-interest income	8,422	9,277	27,173	17,699	46,600
NON-INTEREST EXPENSE:
Salary and employee benefits	61,972	61,389	60,832	123,361	120,318
Less capitalized loan origination costs	(4,457)	(3,431)	(7,222)	(7,888)	(13,452)
Occupancy and equipment	11,994	11,970	13,284	23,964	26,504
Information and computer data services	7,082	7,147	5,997	14,229	12,648
Payment and card processing services	4,669	4,618	5,682	9,287	10,578
Professional and legal expenses	2,400	2,121	2,878	4,521	5,058
Advertising and marketing	940	806	822	1,746	1,283
Deposit insurance	2,839	1,890	1,440	4,729	2,964
State and municipal business and use taxes	1,229	1,300	1,004	2,529	2,166
Real estate operations, net	75	(277)	(121)	(202)	(200)
Amortization of core deposit intangibles	991	1,050	1,425	2,041	2,849
Loss on extinguishment of debt	—	—	—	—	793
Miscellaneous	5,671	6,038	6,032	11,709	11,739
Total non-interest expense	95,405	94,621	92,053	190,026	183,248
Income before provision for income taxes	48,771	68,492	59,597	117,263	113,444
PROVISION FOR INCOME TAXES	9,180	12,937	11,632	22,117	21,516
NET INCOME	$39,591	$55,555	$47,965	$95,146	$91,928
Earnings per common share:
Basic	$1.15	$1.62	$1.40	$2.77	$2.68
Diluted	$1.15	$1.61	$1.39	$2.76	$2.66
Cumulative dividends declared per common share	$0.48	$0.48	$0.44	$0.96	$0.88
Weighted average number of common shares outstanding:
Basic	34,373,434	34,239,533	34,307,001	34,306,853	34,303,889
Diluted	34,409,024	34,457,869	34,451,740	34,435,221	34,532,935
Increase in common shares outstanding	36,087	114,522	(181,454)	150,609	(61,302)

BANR - Second Quarter 2023 Results
July 19, 2023

FINANCIAL CONDITION					Percentage Change
(in thousands except shares and per share data)	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Jun 30, 2022	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$229,918	$194,629	$198,154	$294,717	18.1%	(22.0)%
Interest-bearing deposits	51,407	48,363	44,908	876,130	6.3%	(94.1)%
Total cash and cash equivalents	281,325	242,992	243,062	1,170,847	15.8%	(76.0)%
Securities - trading	25,659	28,591	28,694	27,886	(10.3)%	(8.0)%
Securities - available for sale, amortized cost $2,879,179, $3,040,211, $3,218,777 and $3,391,472, respectively	2,465,960	2,653,860	2,789,031	3,094,422	(7.1)%	(20.3)%
Securities - held to maturity, fair value $933,116, $957,062, $942,180 and $1,036,301, respectively	1,098,570	1,109,595	1,117,588	1,151,765	(1.0)%	(4.6)%
Total securities	3,590,189	3,792,046	3,935,313	4,274,073	(5.3)%	(16.0)%
FHLB stock	20,800	16,800	12,000	10,000	23.8%	108.0%
Securities purchased under agreements to resell	—	150,000	300,000	300,000	(100.0)%	(100.0)%
Loans held for sale	60,612	49,016	56,857	69,161	23.7%	(12.4)%
Loans receivable	10,472,407	10,160,684	10,146,724	9,456,829	3.1%	10.7%
Allowance for credit losses – loans	(144,680)	(141,457)	(141,465)	(128,702)	2.3%	12.4%
Net loans receivable	10,327,727	10,019,227	10,005,259	9,328,127	3.1%	10.7%
Accrued interest receivable	57,007	52,094	57,284	45,408	9.4%	25.5%
Property and equipment, net	135,414	136,362	138,754	141,114	(0.7)%	(4.0)%
Goodwill	373,121	373,121	373,121	373,121	—%	—%
Other intangibles, net	7,399	8,390	9,440	11,870	(11.8)%	(37.7)%
Bank-owned life insurance	301,260	299,754	297,565	293,631	0.5%	2.6%
Operating lease right-of-use assets	45,812	47,106	49,283	49,792	(2.7)%	(8.0)%
Other assets	384,070	346,695	355,493	318,053	10.8%	20.8%
Total assets	$15,584,736	$15,533,603	$15,833,431	$16,385,197	0.3%	(4.9)%
LIABILITIES
Deposits:
Non-interest-bearing	$5,369,187	$5,764,009	$6,176,998	$6,388,815	(6.8)%	(16.0)%
Interest-bearing transaction and savings accounts	6,373,269	6,440,261	6,719,531	7,067,437	(1.0)%	(9.8)%
Interest-bearing certificates	1,356,600	949,932	723,530	756,312	42.8%	79.4%
Total deposits	13,099,056	13,154,202	13,620,059	14,212,564	(0.4)%	(7.8)%
Advances from FHLB	270,000	170,000	50,000	—	58.8%	nm
Other borrowings	193,019	214,564	232,799	234,737	(10.0)%	(17.8)%
Subordinated notes, net	92,646	99,046	98,947	98,752	(6.5)%	(6.2)%
Junior subordinated debentures at fair value	67,237	74,703	74,857	72,229	(10.0)%	(6.9)%
Operating lease liabilities	51,234	52,772	55,205	55,746	(2.9)%	(8.1)%
Accrued expenses and other liabilities	223,565	191,326	200,839	180,999	16.9%	23.5%
Deferred compensation	45,466	45,295	44,293	44,340	0.4%	2.5%
Total liabilities	14,042,223	14,001,908	14,376,999	14,899,367	0.3%	(5.8)%
SHAREHOLDERS’ EQUITY
Common stock	1,294,934	1,293,225	1,293,959	1,289,499	0.1%	0.4%
Retained earnings	587,027	564,106	525,242	452,246	4.1%	29.8%
Accumulated other comprehensive loss	(339,448)	(325,636)	(362,769)	(255,915)	4.2%	32.6%
Total shareholders’ equity	1,542,513	1,531,695	1,456,432	1,485,830	0.7%	3.8%
Total liabilities and shareholders’ equity	$15,584,736	$15,533,603	$15,833,431	$16,385,197	0.3%	(4.9)%
Common Shares Issued:
Shares outstanding at end of period	34,344,627	34,308,540	34,194,018	34,191,330
Common shareholders’ equity per share (1)	$44.91	$44.64	$42.59	$43.46
Common shareholders’ tangible equity per share (1) (2)	$33.83	$33.52	$31.41	$32.20
Common shareholders’ tangible equity to tangible assets (2)	7.64%	7.59%	6.95%	6.88%
Consolidated Tier 1 leverage capital ratio	10.20%	9.96%	9.45%	8.74%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - Second Quarter 2023 Results
July 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
					Percentage Change
LOANS	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Jun 30, 2022	Prior Qtr	Prior Yr Qtr

Commercial real estate (CRE):
Owner-occupied	$894,876	$865,705	$845,320	$845,184	3.4%	5.9%
Investment properties	1,558,176	1,520,261	1,589,975	1,628,105	2.5%	(4.3)%
Small balance CRE	1,172,825	1,179,749	1,200,251	1,191,903	(0.6)%	(1.6)%
Multifamily real estate	699,830	696,864	645,071	575,183	0.4%	21.7%
Construction, land and land development:
Commercial construction	183,765	191,051	184,876	193,984	(3.8)%	(5.3)%
Multifamily construction	433,868	362,425	325,816	256,952	19.7%	68.9%
One- to four-family construction	547,200	584,655	647,329	625,488	(6.4)%	(12.5)%
Land and land development	345,053	329,438	328,475	320,041	4.7%	7.8%
Commercial business:
Commercial business	1,308,685	1,260,478	1,275,813	1,176,287	3.8%	11.3%
SBA PPP	4,541	5,569	7,594	30,651	(18.5)%	(85.2)%
Small business scored	982,283	960,650	947,092	865,828	2.3%	13.5%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	310,100	272,377	294,743	283,059	13.8%	9.6%
SBA PPP	20	330	334	356	(93.9)%	(94.4)%
One- to four-family residential	1,340,126	1,252,104	1,173,112	868,175	7.0%	54.4%
Consumer:
Consumer—home equity revolving lines of credit	577,725	564,334	566,291	506,524	2.4%	14.1%
Consumer—other	113,334	114,694	114,632	89,109	(1.2)%	27.2%
Total loans receivable	$10,472,407	$10,160,684	$10,146,724	$9,456,829	3.1%	10.7%
Loans 30 - 89 days past due and on accrual	$6,259	$14,037	$17,186	$8,336
Total delinquent loans (including loans on non-accrual), net	$29,135	$37,251	$32,371	$18,123
Total delinquent loans / Total loans receivable	0.28%	0.37%	0.32%	0.19%

LOANS BY GEOGRAPHIC LOCATION						Percentage Change
	Jun 30, 2023		Mar 31, 2023	Dec 31, 2022	Jun 30, 2022	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount	Amount

Washington	$4,945,074	47.2%	$4,808,821	$4,777,546	$4,436,092	2.8%	11.5%
California	2,537,121	24.2%	2,490,666	2,484,980	2,227,532	1.9%	13.9%
Oregon	1,913,929	18.3%	1,823,057	1,826,743	1,699,238	5.0%	12.6%
Idaho	595,065	5.7%	565,335	565,586	562,464	5.3%	5.8%
Utah	62,720	0.6%	67,085	75,967	94,508	(6.5)%	(33.6)%
Other	418,498	4.0%	405,720	415,902	436,995	3.1%	(4.2)%
Total loans receivable	$10,472,407	100.0%	$10,160,684	$10,146,724	$9,456,829	3.1%	10.7%

BANR - Second Quarter 2023 Results
July 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022
Commercial real estate	$94,640	$75,768	$121,365
Multifamily real estate	3,441	35,520	2,959
Construction and land	488,980	247,842	643,832
Commercial business	128,404	131,826	245,997
Agricultural business	28,367	23,181	26,786
One-to four-family residential	52,618	34,265	126,963
Consumer	112,555	60,888	193,853
Total loan originations (excluding loans held for sale)	$909,005	$609,290	$1,361,755

BANR - Second Quarter 2023 Results
July 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022
ALLOWANCE FOR CREDIT LOSSES – LOANS
Balance, beginning of period	$141,457	$141,465	$125,471
Provision for credit losses – loans	3,559	774	3,144
Recoveries of loans previously charged off:
Commercial real estate	74	184	129
One- to four-family real estate	36	117	98
Commercial business	524	119	234
Agricultural business, including secured by farmland	2	109	14
Consumer	117	169	112
	753	698	587
Loans charged off:
Construction and land	(156)	—	—
One- to four-family real estate	(4)	(30)	—
Commercial business	(566)	(1,158)	(248)
Consumer	(363)	(292)	(252)
	(1,089)	(1,480)	(500)
Net (charge-offs) recoveries	(336)	(782)	87
Balance, end of period	$144,680	$141,457	$128,702
Net (charge-offs) recoveries / Average loans receivable	(0.003)%	(0.008)%	0.001%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES – LOANS	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022
Commercial real estate	$43,636	$42,975	$46,373
Multifamily real estate	8,039	8,475	6,906
Construction and land	29,844	28,433	26,939
One- to four-family real estate	16,737	15,736	9,573
Commercial business	33,880	33,735	28,673
Agricultural business, including secured by farmland	3,573	3,094	3,002
Consumer	8,971	9,009	7,236
Total allowance for credit losses – loans	$144,680	$141,457	$128,702
Allowance for credit losses - loans / Total loans receivable	1.38%	1.39%	1.36%
Allowance for credit losses - loans / Non-performing loans	513%	528%	688%

	Quarters Ended
CHANGE IN THE	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$13,443	$14,721	$12,860
Provision (recapture) for credit losses - unfunded loan commitments	1,221	(1,278)	1,386
Balance, end of period	$14,664	$13,443	$14,246

BANR - Second Quarter 2023 Results
July 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
NON-PERFORMING ASSETS
	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Jun 30, 2022
Loans on non-accrual status:
Secured by real estate:
Commercial	$2,478	$2,815	$3,683	$10,041
Construction and land	2,280	172	181	200
One- to four-family	7,605	6,789	5,236	2,002
Commercial business	8,439	9,365	9,886	1,521
Agricultural business, including secured by farmland	3,997	4,074	594	1,022
Consumer	3,272	2,247	2,126	1,874
	28,071	25,462	21,706	16,660
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	—	—	—	899
One- to four-family	60	445	1,023	1,053
Commercial business	—	—	—	20
Consumer	49	865	264	83
	109	1,310	1,287	2,055
Total non-performing loans	28,180	26,772	22,993	18,715
REO	546	340	340	340
Other repossessed assets	—	17	17	17
Total non-performing assets	$28,726	$27,129	$23,350	$19,072
Total non-performing assets to total assets	0.18%	0.17%	0.15%	0.12%

LOANS BY CREDIT RISK RATING
	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Jun 30, 2022
Pass	$10,315,687	$10,008,385	$10,000,493	$9,274,655
Special Mention	11,745	4,251	9,081	27,711
Substandard	144,975	148,048	137,150	154,463
Total	$10,472,407	$10,160,684	$10,146,724	$9,456,829

BANR - Second Quarter 2023 Results
July 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION					Percentage Change
	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Jun 30, 2022	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$5,369,187	$5,764,009	$6,176,998	$6,388,815	(6.8)%	(16.0)%
Interest-bearing checking	1,908,402	1,794,477	1,811,153	1,859,582	6.3%	2.6%
Regular savings accounts	2,588,298	2,502,084	2,710,090	2,801,177	3.4%	(7.6)%
Money market accounts	1,876,569	2,143,700	2,198,288	2,406,678	(12.5)%	(22.0)%
Total interest-bearing transaction and savings accounts	6,373,269	6,440,261	6,719,531	7,067,437	(1.0)%	(9.8)%
Total core deposits	11,742,456	12,204,270	12,896,529	13,456,252	(3.8)%	(12.7)%
Interest-bearing certificates	1,356,600	949,932	723,530	756,312	42.8%	79.4%
Total deposits	$13,099,056	$13,154,202	$13,620,059	$14,212,564	(0.4)%	(7.8)%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Jun 30, 2023		Mar 31, 2023	Dec 31, 2022	Jun 30, 2022	Percentage Change
	Amount	Percentage	Amount	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,255,731	55.5%	$7,237,499	$7,563,056	$7,820,321	0.3%	(7.2)%
Oregon	2,914,267	22.2%	2,911,788	2,998,572	3,123,110	0.1%	(6.7)%
California	2,257,247	17.2%	2,309,174	2,331,524	2,520,493	(2.2)%	(10.4)%
Idaho	671,811	5.1%	695,741	726,907	748,640	(3.4)%	(10.3)%
Total deposits	$13,099,056	100.0%	$13,154,202	$13,620,059	$14,212,564	(0.4)%	(7.8)%

INCLUDED IN TOTAL DEPOSITS
	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Jun 30, 2022
Public non-interest-bearing accounts	$191,591	$177,913	$212,533	$220,694
Public interest-bearing transaction & savings accounts	189,140	183,924	180,326	179,930
Public interest-bearing certificates	45,840	26,857	26,810	37,415
Total public deposits	$426,571	$388,694	$419,669	$438,039
Collateralized public deposits	$309,665	$277,725	$304,244	$328,589
Total brokered deposits	$203,649	$—	$—	$—

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT
	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Jun 30, 2022
Number of deposit accounts	467,490	$462,880	$471,140	$495,249
Average account balance per account	$28	$28	$29	$29

BANR - Second Quarter 2023 Results
July 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF JUNE 30, 2023	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,832,222	14.14%	$1,036,732	8.00%	$1,295,915	10.00%
Tier 1 capital to risk-weighted assets	1,587,820	12.25%	777,549	6.00%	777,549	6.00%
Tier 1 leverage capital to average assets	1,587,820	10.22%	621,427	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,501,320	11.59%	583,162	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,734,777	13.39%	1,036,372	8.00%	1,295,465	10.00%
Tier 1 capital to risk-weighted assets	1,583,875	12.23%	777,279	6.00%	1,036,372	8.00%
Tier 1 leverage capital to average assets	1,583,875	10.20%	621,054	4.00%	776,318	5.00%
Common equity tier 1 capital to risk-weighted assets	1,583,875	12.23%	582,959	4.50%	842,052	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - Second Quarter 2023 Results
July 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Jun 30, 2023			Mar 31, 2023			Jun 30, 2022
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$56,073	$738	5.28%	$52,657	$671	5.17%	$69,338	$655	3.79%
Mortgage loans	8,413,392	112,097	5.34%	8,267,386	106,900	5.24%	7,565,894	85,408	4.53%
Commercial/agricultural loans	1,763,264	27,616	6.28%	1,702,553	25,176	6.00%	1,572,957	17,153	4.37%
SBA PPP loans	5,247	67	5.12%	6,792	50	2.99%	45,739	1,056	9.26%
Consumer and other loans	138,902	2,137	6.17%	137,096	2,115	6.26%	117,162	1,683	5.76%
Total loans(1)	10,376,878	142,655	5.51%	10,166,484	134,912	5.38%	9,371,090	105,955	4.54%
Mortgage-backed securities	2,958,700	18,429	2.50%	3,093,860	19,123	2.51%	3,170,915	16,965	2.15%
Other securities	1,184,503	12,932	4.38%	1,404,355	15,095	4.36%	1,626,204	10,326	2.55%
Interest-bearing deposits with banks	44,922	557	4.97%	53,584	608	4.60%	1,176,591	2,281	0.78%
FHLB stock	25,611	157	2.46%	14,236	90	2.56%	10,000	100	4.01%
Total investment securities	4,213,736	32,075	3.05%	4,566,035	34,916	3.10%	5,983,710	29,672	1.99%
Total interest-earning assets	14,590,614	174,730	4.80%	14,732,519	169,828	4.68%	15,354,800	135,627	3.54%
Non-interest-earning assets	939,100			921,217			1,282,649
Total assets	$15,529,714			$15,653,736			$16,637,449
Deposits:
Interest-bearing checking accounts	$1,870,605	2,331	0.50%	$1,779,664	906	0.21%	$1,924,896	289	0.06%
Savings accounts	2,536,713	4,895	0.77%	2,615,173	1,884	0.29%	2,841,286	352	0.05%
Money market accounts	1,957,553	6,007	1.23%	2,167,138	3,799	0.71%	2,431,456	531	0.09%
Certificates of deposit	1,126,647	7,306	2.60%	810,821	2,655	1.33%	783,536	836	0.43%
Total interest-bearing deposits	7,491,518	20,539	1.10%	7,372,796	9,244	0.51%	7,981,174	2,008	0.10%
Non-interest-bearing deposits	5,445,960	—	—%	5,960,791	—	—%	6,456,432	—	—%
Total deposits	12,937,478	20,539	0.64%	13,333,587	9,244	0.28%	14,437,606	2,008	0.06%
Other interest-bearing liabilities:
FHLB advances	390,705	5,157	5.29%	105,984	1,264	4.84%	—	—	—%
Other borrowings	188,060	771	1.64%	229,459	381	0.67%	252,085	80	0.13%
Junior subordinated debentures and subordinated notes	185,096	2,824	6.12%	189,178	2,760	5.92%	189,178	1,902	4.03%
Total borrowings	763,861	8,752	4.60%	524,621	4,405	3.41%	441,263	1,982	1.80%
Total funding liabilities	13,701,339	29,291	0.86%	13,858,208	13,649	0.40%	14,878,869	3,990	0.11%
Other non-interest-bearing liabilities(2)	279,232			293,205			239,676
Total liabilities	13,980,571			14,151,413			15,118,545
Shareholders’ equity	1,549,143			1,502,323			1,518,904
Total liabilities and shareholders’ equity	$15,529,714			$15,653,736			$16,637,449
Net interest income/rate spread (tax equivalent)		$145,439	3.94%		$156,179	4.28%		$131,637	3.43%
Net interest margin (tax equivalent)			4.00%			4.30%			3.44%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,921)			(2,867)			(2,626)
Net interest income and margin, as reported		$142,518	3.92%		$153,312	4.22%		$129,011	3.37%
Additional Key Financial Ratios:
Return on average assets			1.02%			1.44%			1.16%
Return on average equity			10.25%			15.00%			12.67%
Average equity/average assets			9.98%			9.60%			9.13%
Average interest-earning assets/average interest-bearing liabilities			176.74%			186.55%			182.31%
Average interest-earning assets/average funding liabilities			106.49%			106.31%			103.20%
Non-interest income/average assets			0.22%			0.24%			0.66%
Non-interest expense/average assets			2.46%			2.45%			2.22%
Efficiency ratio(4)			63.21%			58.20%			58.94%
Adjusted efficiency ratio(5)			58.58%			54.23%			59.46%
(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $1.8 million, $1.7 million and $1.4 million for the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.1 million for the quarter ended June 30, 2023 and $1.2 million for both the quarters ended March 31, 2023 and June 30, 2022.
(4)Non-interest expense divided by the total of net interest income and non-interest income.
(5)Adjusted non-interest expense divided by adjusted revenue. Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - Second Quarter 2023 Results
July 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Six Months Ended
	Jun 30, 2023			Jun 30, 2022
	Average Balance	Interest and Dividends	Yield/Cost(3)	Average Balance	Interest and Dividends	Yield/Cost(3)
Interest-earning assets:
Held for sale loans	$54,375	$1,409	5.23%	$103,508	$1,770	3.45%
Mortgage loans	8,340,792	218,997	5.29%	7,453,483	166,440	4.50%
Commercial/agricultural loans	1,733,075	52,792	6.14%	1,526,345	32,164	4.25%
SBA PPP loans	6,016	117	3.92%	67,111	3,840	11.54%
Consumer and other loans	138,004	4,252	6.21%	116,525	3,383	5.85%
Total loans(1)	10,272,262	277,567	5.45%	9,266,972	207,597	4.52%
Mortgage-backed securities	3,025,907	37,552	2.50%	3,073,630	31,200	2.05%
Other securities	1,294,743	28,027	4.37%	1,600,164	18,755	2.36%
Equity securities	—	—	—%	—	—	—%
Interest-bearing deposits with banks	49,229	1,165	4.77%	1,435,629	3,101	0.44%
FHLB stock	19,955	247	2.50%	10,873	206	3.82%
Total investment securities	4,389,834	66,991	3.08%	6,120,296	53,262	1.75%
Total interest-earning assets	14,662,096	344,558	4.74%	15,387,268	260,859	3.42%
Non-interest-earning assets	930,208			1,327,169
Total assets	$15,592,304			$16,714,437
Deposits:
Interest-bearing checking accounts	$1,825,386	3,237	0.36%	$1,941,766	562	0.06%
Savings accounts	2,575,726	6,779	0.53%	2,829,098	706	0.05%
Money market accounts	2,061,767	9,806	0.96%	2,411,152	1,037	0.09%
Certificates of deposit	969,607	9,961	2.07%	804,167	1,789	0.45%
Total interest-bearing deposits	7,432,486	29,783	0.81%	7,986,183	4,094	0.10%
Non-interest-bearing deposits	5,701,953	—	—%	6,438,885	—	—%
Total deposits	13,134,439	29,783	0.46%	14,425,068	4,094	0.06%
Other interest-bearing liabilities:
FHLB advances	249,131	6,421	5.20%	20,994	291	2.80%
Other borrowings	208,645	1,152	1.11%	259,078	164	0.13%
Junior subordinated debentures and subordinated notes	188,142	5,584	5.99%	190,573	3,678	3.89%
Total borrowings	645,918	13,157	4.11%	470,645	4,133	1.77%
Total funding liabilities	13,780,357	42,940	0.63%	14,895,713	8,227	0.11%
Other non-interest-bearing liabilities(2)	286,084			232,853
Total liabilities	14,066,441			15,128,566
Shareholders’ equity	1,525,863			1,585,871
Total liabilities and shareholders’ equity	$15,592,304			$16,714,437
Net interest income/rate spread (tax equivalent)		$301,618	4.11%		$252,632	3.31%
Net interest margin (tax equivalent)			4.15%			3.31%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(5,788)			(4,967)
Net interest income and margin, as reported		$295,830	4.07%		$247,665	3.25%
Additional Key Financial Ratios:
Return on average assets			1.23%			1.11%
Return on average equity			12.57%			11.69%
Average equity/average assets			9.79%			9.49%
Average interest-earning assets/average interest-bearing liabilities			181.50%			181.95%
Average interest-earning assets/average funding liabilities			106.40%			103.30%
Non-interest income/average assets			0.23%			0.56%
Non-interest expense/average assets			2.46%			2.21%
Efficiency ratio(4)			60.61%			62.27%
Adjusted efficiency ratio(5)			56.33%			60.72%
(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $3.5 million and $2.7 million for the years ended June 30, 2023 and June 30, 2022, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $2.3 million and $2.2 million for the years ended June 30, 2023 and June 30, 2022, respectively.
(4)Non-interest expense divided by the total of net interest income and non-interest income.
(5)Adjusted non-interest expense divided by adjusted revenue. These represent non-GAAP financial measures. See the discussion and reconciliation of Non-GAAP Financial Measures beginning on page 16.

BANR - Second Quarter 2023 Results
July 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net), and references to adjusted revenue (which excludes fair value adjustments and net gain (loss) on the sale of securities from the total of net interest income and total non-interest income) and the adjusted efficiency ratio (which excludes Banner Forward expenses, amortization of core deposit intangibles, real estate owned operations, loss on extinguishment of debt and state/municipal taxes from non-interest expense divided by adjusted revenue) represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net interest income (GAAP)	$142,518	$153,312	$129,011	$295,830	$247,665
Non-interest income (GAAP)	8,422	9,277	27,173	17,699	46,600
Total revenue (GAAP)	150,940	162,589	156,184	313,529	294,265
Exclude: Net loss (gain) on sale of securities	4,527	7,252	(32)	11,779	(467)
Net change in valuation of financial instruments carried at fair value	3,151	552	(69)	3,703	(118)
Gain on sale of branches	—	—	(7,804)	—	(7,804)
Adjusted revenue (non-GAAP)	$158,618	$170,393	$148,279	$329,011	$285,876

ADJUSTED EARNINGS	Quarters Ended			Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net income (GAAP)	$39,591	$55,555	$47,965	$95,146	$91,928
Exclude: Net loss (gain) on sale of securities	4,527	7,252	(32)	11,779	(467)
Net change in valuation of financial instruments carried at fair value	3,151	552	(69)	3,703	(118)
Gain on sale of branches	—	—	(7,804)	—	(7,804)
Banner Forward expenses	195	143	1,579	338	4,044
Loss on extinguishment of debt	—	—	—	—	793
Related net tax benefit	(1,890)	(1,907)	1,518	(3,797)	852
Total adjusted earnings (non-GAAP)	$45,574	$61,595	$43,157	$107,169	$89,228

Diluted earnings per share (GAAP)	$1.15	$1.61	$1.39	$2.76	$2.66
Diluted adjusted earnings per share (non-GAAP)	$1.32	$1.79	$1.25	$3.11	$2.58

BANR - Second Quarter 2023 Results
July 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Years Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Non-interest expense (GAAP)	$95,405	$94,621	$92,053	$190,026	$183,248
Exclude: Banner Forward expenses	(195)	(143)	(1,579)	(338)	(4,044)
CDI amortization	(991)	(1,050)	(1,425)	(2,041)	(2,849)
State/municipal tax expense	(1,229)	(1,300)	(1,004)	(2,529)	(2,166)
REO operations	(75)	277	121	202	200
Loss on extinguishment of debt	—	—	—	—	(793)
Adjusted non-interest expense (non-GAAP)	$92,915	$92,405	$88,166	$185,320	$173,596

Net interest income (GAAP)	$142,518	$153,312	$129,011	$295,830	$247,665
Non-interest income (GAAP)	8,422	9,277	27,173	17,699	46,600
Total revenue (GAAP)	150,940	162,589	156,184	313,529	294,265
Exclude: Net loss (gain) on sale of securities	4,527	7,252	(32)	11,779	(467)
Net change in valuation of financial instruments carried at fair value	3,151	552	(69)	3,703	(118)
Gain on sale of branches	—	—	(7,804)	—	(7,804)
Adjusted revenue (non-GAAP)	$158,618	$170,393	$148,279	$329,011	$285,876

Efficiency ratio (GAAP)	63.21%	58.20%	58.94%	60.61%	62.27%
Adjusted efficiency ratio (non-GAAP)	58.58%	54.23%	59.46%	56.33%	60.72%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Jun 30, 2022
Shareholders’ equity (GAAP)	$1,542,513	$1,531,695	$1,456,432	$1,485,830
Exclude goodwill and other intangible assets, net	380,520	381,511	382,561	384,991
Tangible common shareholders’ equity (non-GAAP)	$1,161,993	$1,150,184	$1,073,871	$1,100,839

Total assets (GAAP)	$15,584,736	$15,533,603	$15,833,431	$16,385,197
Exclude goodwill and other intangible assets, net	380,520	381,511	382,561	384,991
Total tangible assets (non-GAAP)	$15,204,216	$15,152,092	$15,450,870	$16,000,206
Common shareholders’ equity to total assets (GAAP)	9.90%	9.86%	9.20%	9.07%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	7.64%	7.59%	6.95%	6.88%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Tangible common shareholders’ equity (non-GAAP)	$1,161,993	$1,150,184	$1,073,871	$1,100,839
Common shares outstanding at end of period	34,344,627	34,308,540	34,194,018	34,191,330
Common shareholders’ equity (book value) per share (GAAP)	$44.91	$44.64	$42.59	$43.46
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$33.83	$33.52	$31.41	$32.20